ONELIFE HEALTH PRODUCTS ANNOUNCES NAME CHANGE, NEW SYMBOL AND COMPLETION OF FORWARD STOCK SPLIT

Seattle, Washington (January 31, 2008) Onelife Health Products Inc. (the "Company") (OTCBB: CWOI) is pleased to announce that effective January 28, 2008, the Company began trading on the Over-the-Counter Bulletin Board (the "OTCBB") under the name "Crown Oil and Gas Inc.".

In conjunction with the name change, the Company is also pleased to announce that effective January 31, 2008, a forward stock split on an 18 (new) for 1 (old) basis became effective on the OTCBB. The Company's common stock is now quoted on the OTCBB under the symbol "CWOI".

The name change and forward stock split follow the Company's appointment of John Hiner as President, effective January 3, 2008.

Mr. Hiner has been involved in the mining industry for over 30 years. From April 2003 to present, Mr. Hiner has been a director, President, Chief Executive Officer of Geocom Resources Inc. From 2007 to 2008, Mr. Hiner was a director of Villanova Capital Corp. a TSX Venture Exchange capital pool company that acquired Africa West Minerals Corp. From 2000 to 2003, Mr. Hiner operated JEHCORP Inc., a consulting firm to the mining industry. Prior to this, Mr. Hiner was the Vice-President of Champion Resources Inc. . Mr. Hiner holds a B.Sc. in geology from San Diego State University, granted in 1972, and a M.S. in geology from the Mackay School of Mines, University of Nevada-Reno, granted in 1978.

The Company believes that the above-mentioned changes will allow it to pursue opportunities in the field of exploration and development of oil and gas properties, as the Company moves away from its existing business of producing quality herbal products for sale to end-use consumers via the Internet.

For further information, please contact:

Investor Relations at (206) 224-7975 – John Hiner, President

This news release contains “forward-looking statements”, as that term is defined in Section 27A of the United States Securities Act of 1933, as amended, and Section 21E of the United States Securities Exchange Act of 1934, as amended. Statements in this news release which are not purely historical are forward-looking statements and include any statements regarding beliefs, plans, expectations or intentions regarding the future.